Exhibit 6.1

                              AMENDED AND RESTATED
                                  STRAIGHT NOTE
                            Newport Beach, California


$391,780.00                                         Restated:       July 1, 2001

This Amends, Restates and Extends all prior Notes from Borrower to Holder as follows:

FOR VALUE RECEIVED, Newport Federal, a California corporation of 4425 Jamboree, Suite 250, Newport Beach, California, 92660 ("Borrower") promises to pay to the order of American West Nursing Centers, Inc., a Delaware corporation, ("Holder"), or order at 4425 Jamboree Road, Newport Beach, California 92660, the sum of Three Hundred Ninety-One Thousand Seven Hundred Eighty and 00/100 Dollars ($391,780.00) with interest from June 30, 2000 until paid at the rate of ten
percent  (10%)  per  annum  payable               (see  below)
                                   ---------------------------------------------

----------------------------------:

       This  Note is all due and payable without demand or notice in one
       (1) lump sum of accrued and unpaid principal and interest on SEPTEMBER 1, 2002 ("Maturity"). This Note may be paid or drawn upon at any time until Maturity. Monthly payments calculated at interest only shall be made by Borrower by the 1st day of each month in arrears.


Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment of interest when due, then the whole sum of principal and interest shall become immediately die and payable at the option of the Holder of this Note. Should suit be commenced to collect this Note or any potion thereof, such sum as the Court may deem reasonable shall be added hereto as attorney's fees. Principal and interest payable in lawful money of the United States of America. This note is secured by a certain DEED OF TRUST to the FIRST AMERICAN TITLE COMPANY OF ORANGE COUNTY, a California corporation, as Trustee.


"BORROWER"

Newport Federal, a California corporation

By:       /s/  Chad  Horning
     --------------------------------------------------------
     Chad Horning, Vice President


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